Imprimis Pharmaceuticals Reports on Third Quarter 2014 Financial Results

and Provides Update on Business Developments

Patent-pending ophthalmic formulation revenues increased

over 190% compared to the second quarter 2014

Company will host conference call today at 4:30 p.m. EST (1:30 p.m. PST)

San Diego, CA — November 12, 2014 — Imprimis Pharmaceuticals, Inc. (NASDAQ: IMMY), a specialty pharmaceutical company focused on the development and commercialization of proprietary sterile and topical compounded drug formulations, today announced financial results for the third quarter ended September 30, 2014, and provided an update on recent business developments.

"We are pleased with the progress the company has made to date,” Mark L. Baum, Chief Executive Officer of Imprimis. “The growth of and market penetration by Dropless formulations remains strong and in line with our expectations. We believe prescriptions for our Dropless formulations are based on physicians recognizing the benefits to their patients and their staff, and they are paying for these medicines largely out of their pocket. This demonstrates that the growing number of Dropless physicians not only care about their patients, but that these physicians and their patients are choosing our Dropless therapy option over topical eye drops.”

“Beyond ophthalmology, our newly licensed urology compound, is a combination of alkalized lidocaine and heparin (lido-hep) that is delivered to the bladder for the treatment of interstitial cystitis, which is also known as painful bladder syndrome (IC/PBS). This formulation will be the cornerstone of our new urology business unit and a point of focus during the upcoming months as we prepare for launch. We hope to replicate the success of our Go Dropless™ campaign, and plan to launch the Defeat IC™ patient and physician education campaign around IC/PBS and our lido-hep treatment option in the first quarter 2015.”

“As a result of the growing demand for our Dropless formulations and the planned launch of our Defeat IC and related lido-hep compound, we are actively pursuing opportunities to expand our prescription dispensing capabilities. Our goal is to reach nationwide distribution for our formulations within the next six to nine months. We also hope to build or otherwise access a 503B FDA-registered outsourcing facility which will offer us the ability to ship interstate and without an individual prescription. This would be most useful for our Tri-Moxi, Tri-Moxi-Vanc and Lido-Hep formulations, and any other proprietary formulations we may develop, acquire or otherwise pursue in the future.”

Ophthalmology Business

●	Currently, Imprimis’ Dropless formulations are being prescribed by over 140 ophthalmologists who are using our formulations during cataract surgery. The company also believes there are applications for its Dropless formulations in other ocular surgeries. Imprimis continues to believe that in 2015, Dropless formulations will begin to serve the animal ophthalmology market as well. In addition to the Dropless injectable formulations, the company is also evaluating and validating other ophthalmology formulations, including a prednisolone acetate and moxifloxacin hydrochloride (“Pred-Moxi”) combination eye drop formulation that can be used post-LASIK surgery. Dropless Cataract Therapy™ has garnered extensive national media attention and has been featured in over 40 trade press print and digital articles this year. Given the significant potential cost savings to the healthcare system of Dropless therapy, our next objective is to work with both public and private payors on reimbursement policies that will allow for pricing normalization sometime in 2015.

●	At the American Academy of Ophthalmology (AAO) annual meeting held in Chicago, Illinois, Dropless Cataract Therapy was featured at several sessions including a “Cutting Edge” session hosted by Robert H. Osher, M.D. During the AAO meeting, Imprimis introduced physicians to its new online Go Dropless™ physician training portal designed to help familiarize surgeons and their staff with Dropless cataract therapy. The portal currently has a library of over 30 videos that demonstrate a wide array of cataract surgery preparation and injection techniques. The company will exhibit Go Dropless at two additional ophthalmology industry conferences this month, the OSN NY meeting in New York City, November 14-16, and the Millennial Eye Meeting in Austin, Texas, November 21-23.

●	Imprimis has recently been contacted by a number of instrument and device manufacturers, who have initiated new projects to support the company’s Dropless therapy. Imprimis is now working with several of these companies to help further awareness of its proprietary formulations and to support their interest in building disposable surgical hardware for Dropless cataract therapy.

●	Looking forward to the fourth quarter, over 4,000 units of Tri-Moxi and Tri-Moxi-Vanc were sold during the month of October 2014, representing an approximately 1.5% share of the relevant U.S. market.

●	The company expects revenues from sales of its proprietary formulations to continue to grow in the fourth quarter of 2014 and in 2015, resulting from increased physician adoption of its proprietary ophthalmology formulations, the planned launch of its urology business during first quarter of 2015, the goal of normalizing national pricing for Tri-Moxi and Tri-Moxi-Vanc formulations, and the planned expansion of its distribution capabilities.

Urology Business

●	In late October 2014, Imprimis announced plans to launch its urology business as early as the first quarter 2015. The company has acquired the rights to commercially compound a patented combination formulation of alkalized lidocaine and heparin (lido-hep), which is delivered to the bladder for the treatment of interstitial cystitis, also known as painful bladder syndrome (IC/PBS). The patented lido-hep formulation was developed by world-renowned urologist, Lowell Parsons, MD, the inventor of Elmiron®, the only FDA-approved oral medication to treat the pain associated with IC/PBS. Compounded lido-hep instillation procedures are reimbursable by private healthcare providers and to Medicare beneficiaries under CPT Code 51700, and lido-hep is reimbursable at an estimated rate of $60 per instillation. In connection with the planned upcoming urology commercial launch as early as the first quarter of 2015, Imprimis expects to introduce Defeat IC, a national education campaign around IC/PBS and the patented lido-hep treatment option to help inform medical practitioners treating the estimated ten million women and men in the U.S. affected by this chronic disease. Select compounding pharmacies have been selling the compounded lido-hep instillation since 2011. In 2014, it is estimated that the number of prescriptions written for individual patients for the lido-hep formulation is expected to exceed 110,000, generating approximately $6.5 million in annual sales. To date, sales of the compounded lido-hep therapy have been generated without the benefit of a dedicated national sales and marketing strategy.

●	The company continues to evaluate and validate a patent-pending formulation of injectable pentoxifylline for the treatment of patients suffering from Peyronie’s disease. Urologists have begun investigator-initiated research and these investigators expect to expand the research to include a larger population size. The company plans to announce the findings of this initial research as early as the second quarter of 2015, and may provide grant support for additional investigator-initiated studies for this formulation during the near term.

●	*Currently, all Imprimis compounded formulations may only be prescribed pursuant to a physician prescription for an individually identified patient consistent with federal and state laws governing compounded drug formulations.

Prescription Dispensing Facilities

●	Imprimis currently sells its patient-specific proprietary formulations through its wholly-owned subsidiary, Pharmacy Creations, which is currently licensed to make and distribute drug formulations in 33 states and three territories. The company is committed to adding to its prescription dispensing capabilities and is continuing to evaluate options available to the company, including the acquisition of or otherwise building additional prescription dispensing facilities.

●	Immediately following its acquisition of Pharmacy Creations on April 1, 2014, Imprimis began implementing new internal quality assurance standards and best practice policies that are intended to exceed those required under the U.S. Pharmacopeia (USP) and state pharmacy laws in certain respects. The initial implementation of these new standards and policies was completed at the end of July, resulting in limited sales of the company’s proprietary and other non-proprietary formulations during that month. Although these initial standards and policies were largely implemented, Imprimis plans to continue to invest in its prescription dispensing pharmacy to further establish and improve quality assurance standards and best practices.

Summary of Third Quarter 2014 Results

Selected highlights regarding results for the quarter ended September 30, 2014 are as follows:

	For the three months ended September 30, 2014	For the three months ended September 30, 2013
Total Revenues	$441,030	$2,500
Cost of Sales	$238,951	$-
Selling & Marketing Expenses	$636,550	$-
General & Administrative Expenses	$1,953,875	$1,622,924
Research & Development Expenses	$70,098	$469,480
Other Income	$6,509	$12,440
Net Loss	$2,451,935)	$(2,077,464)
Net Loss per Common Share	$(0.27)	$(0.23)

	For the nine months ended September 30, 2014	For the nine months ended September 30, 2013
Total Revenues	$1,110,141	$7,500
Cost of Pharmacy Sales	$715,500	$-
Selling & Marketing Expenses	$1,462,446	$-
General & Administrative Expenses	$6,163,130	$4,199,018
Research & Development Expenses	$165,821	$1,601,927
Other Income	$23,933	$32,448
Net Loss	$(7,372,823)	$(5,760,997)
Net Loss per Common Share	$(0.81)	$(0.67)

Of the company’s reported revenues in the third quarter, approximately $149,000 were related to sales of the company’s Dropless formulations, compared to approximately $51,000 recorded in the second quarter. This represents over a 190% increase in revenues related to sales of our Dropless formulations quarter-over-quarter, despite sales in the third quarter being limited during the month of July for the implementation of the company’s new internal quality assurance standards and best practice policies.

As of September 30, 2014 the company had a cash balance of $10.4 million. During third quarter ended September 30, 2014, Imprimis used approximately $1.8 million in operating activities and under $0.1 million in investing activities. Imprimis also received approximately $0.1 million from financing activities, which was mostly related to the exercise of stock options and warrants during the period. As of November 11, 2014, there were 9,255,316 shares of common stock outstanding.

Conference Call and Webcast

The company will hold a conference call and audio-only webcast today at 1:30 p.m. PST (4:30 p.m. EST) to discuss the financial results and provide a business update. A question and answer session will follow the prepared remarks. To participate in this event, dial 877-407-8035 domestically, or 201-689-8035 internationally, approximately 5 to 10 minutes prior to the start of the call. Additionally, you can listen to the event online at http://www.investorcalendar.com/event/173380, as well as at the company’s website at www.imprimispharma.com. If you are unable to participate during the live webcast, the event archive will be available at http://www.investorcalendar.com/event/173380, or at the company’s website at www.imprimispharma.com. You may access the teleconference replay by dialing 877-660-6853 domestically or 201-612-7415 internationally, referencing conference 13594768. The replay will be available for 90 days.

ABOUT IMPRIMIS PHARMACEUTICALS

San Diego-based Imprimis Pharmaceuticals, Inc. (NASDAQ: IMMY) is a specialty pharmaceutical company dedicated to delivering high quality and innovative medicines to physicians and patients at accessible prices. Imprimis is pioneering a new commercial pathway using compounding pharmacies for the formulation and distribution of its proprietary drug therapies, which include formulations in ophthalmology and urology. For more information about Imprimis, please visit the company’s corporate website at www.ImprimisPharma.com; ophthalmology business website at www.GoDropless.com; and urology business websites at www.DefeatIC.com.

SAFE HARBOR

This press release contains forward looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, such as statements regarding, among other things, development of successful pharmacy operations, including quality assurance practices and policies that comply with applicable governmental standards; development and commercialization of the company’s proprietary compounded formulations; development of a network of fulfillment pharmacies; the market potential for Imprimis’ ophthalmology and planned urology business units and the company’s ability to capture a significant share of these markets; plans to expand the ophthalmology business unit and the success of any such expansion; the launch of the company’s planned urology business unit; research and development activities and the results of any studies or trials the company may conduct; protection of the company’s intellectual property portfolio; and potential future acquisition and in-licensing activity and the success of any such activities. Forward looking statements are based on management’s current expectations and assumptions and therefore are not guaranties of future performance and are subject to risks and uncertainties that may cause actual results to differ materially and adversely from those predicted by the forward looking statements. Some of the potential risks and uncertainties that could cause actual results to differ from those predicted include risks and uncertainties related to Imprimis’ ability to make commercially available its compounded formulations and technologies in a timely manner or at all; physician interest in prescribing its formulations; risks related to its compounding pharmacy operations; including its ability to maintain compliance with applicable state and federal laws and regulations; its ability to enter into other strategic alliances, including arrangements with pharmacies, physicians and healthcare organizations for the development and distribution of its formulations; its ability to obtain intellectual property protection for its assets; its ability to accurately estimate its expenses and cash burn, and raise additional funds when necessary; risks related to research and development activities; the projected size of the potential markets for its technologies and formulations; unexpected new data, safety and technical issues; regulatory and market developments impacting compounding pharmacies, outsourcing facilities and the pharmaceutical industry; competition; and market conditions. As a result of to these risks and uncertainties, undue reliance should not be placed on forward looking statements. You are encouraged to read Imprimis’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, which more fully describe these and additional risks and uncertainties that may impact future performance. Such documents may be read free of charge on the SEC’s web site at www.sec.gov. The limited information contained in this press release is not adequate for making an informed investment judgment. Forward looking statements speak only as of the date they are made and except as required by law, Imprimis undertakes no obligation to update any forward looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.

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Investor Contact

Bonnie Ortega

bortega@imprimispharma.com

858.704-4587